Exhibit 3.1

LASALLE HOTEL PROPERTIES
ARTICLES OF AMENDMENT TO
AMENDED AND RESTATED DECLARATION OF TRUST
The undersigned, having been authorized by the Board of Trustees (the “Board”) of LaSalle Hotel Properties, a Maryland real estate investment trust (the “Trust”), does hereby certify pursuant to the provisions of Article X of the Articles of Amendment and Restatement of the Declaration of Trust of the Trust, as amended (the “Declaration of Trust”), filed with the Maryland Department of Assessments and Taxation (the “Department”) on April 27, 1998, and in accordance with the applicable provisions of Maryland law, that:
1.The Board has unanimously adopted resolutions to amend the Declaration of Trust as hereinafter set forth and has declared that such amendment is advisable.
2.Pursuant to Section 10.3 of the Declaration of Trust, the amendment to the Declaration of Trust set forth below shall be approved by the shareholders of the Trust by the affirmative vote of not less than two-thirds of all the votes entitled to be cast on the matter.
3.The amendment has been approved by the shareholders of the Trust by the affirmative vote of not less than two-thirds of all the votes entitled to be cast on the matter by the shareholders entitled to notice of, and to vote at, the annual meeting of the shareholders of the Trust held on May 7, 2014.
4.Therefore, the Declaration of Trust is hereby amended by deleting Section 5.4 in its entirety and inserting in its place, the following:
Section 5.4 Number and Classification. The number of Trustees (the “Trustees”) is seven, which number may be increased or decreased from time to time by the Board of Trustees in accordance with the Bylaws, except that the total number of Trustees shall be not less than three (3) and not greater than nine (9). Notwithstanding the foregoing, if for any reason any or all of the Trustees cease to be Trustees, such event shall not terminate the Trust or affect this Declaration of Trust or the powers of any remaining Trustees. Except for Trustees elected solely by holders of one or more series of Preferred Shares and subject to the phasing-in process described below, the Trustees shall be elected at every annual meeting of shareholders beginning with the annual meeting of shareholders in 2015 in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws.
The Trustees may fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees. Trustees shall hold office until their successors are duly elected and qualify. Election of Trustees by Shareholders shall require the vote and be in accordance with the procedures set forth in the Bylaws. It shall not be necessary to list in this Declaration of Trust the names and addresses of any Trustees hereinafter elected.
The class of Trustees whose current term expires at the annual meeting of shareholders in 2015 shall hold office until that term expires and the successors to that class of Trustees shall be elected for a one-year term to hold office until the 2016 annual meeting of shareholders and until their successors are duly elected and qualify. The class of Trustees whose current term expires at the annual meeting of shareholders in 2016 shall hold office until that term expires and the successors to that class of Trustees, together with Trustees elected at the 2015 annual meeting of shareholders, shall be elected for a one-year term to hold office until the 2017 annual meeting of shareholders and until their successors are duly elected and qualify. The class of Trustees elected at the annual meeting of shareholders in 2014 whose term expires at the annual meeting of shareholders in 2017 shall hold office until that term expires and the successors to that class of Trustees, together with all other Trustees, shall be elected for a one-year term to hold office until the 2018 annual meeting of shareholders and until their successors are duly elected and qualify.

5.This amendment to the Declaration of Trust has not changed the information required by subsection (b)(2)(i) of Section 2-607 of the Maryland General Corporation Law.
6.This amendment to the Declaration of Trust shall be effective at the time the Department accepts these Articles of Amendment for record.
7.The undersigned President and Chief Executive Officer of the Trust acknowledges these Articles of Amendment to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[Signature page follows]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary as of May 8, 2014.

LASALLE HOTEL PROPERTIES
[SEAL]	/s/ Michael D. Barnello
Michael D. Barnello President and Executive Officer

ATTEST:	/s/ Bruce A. Riggins
Bruce A. Riggins Chief Financial Officer

[Signature page to Articles of Amendment]